Exhibit 5.1

1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889 www.egsllp.com

August 16, 2024

Trio Petroleum Corp.

5401 Business Park, Suite 115

Bakersfield, CA 93309

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Trio Petroleum Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Shareholders”) of up to 13,189,204 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) consisting of (i) up to 7,000,000 shares of Common Stock issuable upon the conversion of certain convertible promissory notes issued by the Company to two institutional investors (the “Selling Shareholders”) in June 2024 (the “June 2024 Notes”) and/or the repayment of the June 2024 Notes by Trio to the Selling Shareholders in shares of Common Stock, in lieu of cash payments; (ii) up to 1,489,204 shares of Common Stock issuable to the Selling Shareholders upon the exercise of Common Stock Purchase Warrants (the “Warrants”) issued by Trio to the Selling Shareholders in connection with the June 2024 Notes; (iii) up to 3,200,000 shares of Common Stock issuable upon the conversion of certain convertible promissory notes issued by the Company to the “Selling Shareholders” in April 2024 (the “April 2024 Notes” and collectively with the June 2024 Notes, the Notes); and (iv) 1,500,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Shareholders as an inducement to purchase the April 2024 Notes. This opinion letter is furnished to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (iii) the Amended and Restated Securities Purchase Agreement, dated as of April 24, 2024, by and between the Company and the Investors signatory thereto; (iv) the Securities Purchase Agreement, dated June 27, 2024, by and between the Company and the Investors signatory thereto; (v) each of the Notes; (vi) each of the Warrants; and (vii) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	upon due conversion and/or repayment of the of the June 2024 Notes in shares of Common Stock in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the June 2024 Notes, such shares will be duly and validly issued, fully paid and non-assessable;

(ii)	upon due exercise of the Warrants in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, such shares will be duly and validly issued, fully paid and non-assessable;

Ellenoff Grossman & Schole LLP

(iii)
upon due conversion of the of the April 2024 Notes in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the April 2024 Notes, such shares will be duly and validly issued, fully paid and non-assessable; and

(iv)	the Commitment shares have been duly and validly issued and are fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including all reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP